EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following statements with respect to the capital stock of Automatic Data Processing, Inc., a Delaware corporation (the “Company”) are subject to the detailed provisions of the Company’s amended and restated certificate of incorporation (“Certificate of Incorporation”), dated November 10, 1998. These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, each of which is incorporated by reference into this Exhibit 4.1.

The authorized capital of the Company consists of 1,000,000,000 shares of common stock, par value $0.10 per share (the “Common Stock”), and 300,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). At July 31, 2024, no shares of Preferred Stock and 407,734,424 shares of Common Stock (exclusive of 230,978,018 treasury shares) were issued and outstanding. The outstanding shares of Common Stock are fully paid and nonassessable.

Holders of Common Stock are entitled to one vote for each share held and have the sole right to vote for the election of directors and on all matters requiring stockholder action. Holders of Common Stock have no cumulative voting rights. Holders of Common Stock are entitled to receive dividends out of any funds of the Company lawfully available therefor under the laws of the State of Delaware if, when and as declared by the Board of Directors in its discretion, and are also entitled upon the liquidation, dissolution or winding up of the affairs of the Company to share ratably in the assets of the Company legally available for distribution to stockholders, subject in each event to the rights of the holders of any Preferred Stock which may be outstanding at the time. Holders of the Common Stock have no preemptive rights. Under the laws of the State of Delaware, shares of the Company’s Common Stock may be, in effect, redeemed through mergers or similar transactions by which such shares are converted into cash, debt securities or other property.